Exhibit 99.1

N E W S R E L E A S E

Investors:	John Penshorn	Brett Manderfeld
	952-936-7214	952-936-7216

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES CASH TENDER OFFERS

FOR CERTAIN OF ITS OUTSTANDING NOTES

MINNEAPOLIS (January 6, 2010) — UnitedHealth Group (NYSE: UNH) today announced that it has commenced modified “Dutch Auction” cash tender offers for up to (i) $200 million aggregate principal amount of its short-term notes listed in the table below (the “short-term offer”) and (ii) $550 million aggregate principal amount of its intermediate-term notes listed in the table below (the “intermediate-term offer”). UnitedHealth Group believes this proposed debt repurchase will improve the matching of floating rate assets and liabilities on its balance sheet and reduce its debt service cost, further strengthening the company’s solid financial position. UnitedHealth Group expects to use a combination of cash on hand and the proceeds from the issuance of commercial paper to fund the purchase of the notes. The company does not anticipate reporting any charges to earnings for the retirement of the tendered notes.

The notes subject to purchase and other information relating to the tender offers are listed in the table below:

				Acceptable Bid Spread Range
Title of Security	CUSIP Number	Principal Amount Outstanding	Early Participation Amount(1)	Minimum Spread	Maximum/ Base Spread	U.S. Treasury Reference Security	Bloomberg Reference Page
Short-Term Notes
5.250% Notes due 2011	91324PAP7	$750,000,000	$30	25	65	1.000% due December 31, 2011	PX1
5.500% Notes due 2012	91324PBA9	$450,000,000	$30	110	150	1.000% due December 31, 2011	PX1
4.875% Notes due 2013	91324PBH4	$550,000,000	$30	110	150	1.125% due December 15, 2012	PX1
4.875% Notes due 2013	91324PAE2	$450,000,000	$30	95	135	1.125% due December 15, 2012	PX1
Intermediate-Term Notes
4.750% Notes due 2014	91324PAH5	$250,000,000	$30	63	99	2.625% due December 31, 2014	PX1
5.000% Notes due 2014	91324PAL6	$500,000,000	$30	89	125	2.625% due December 31, 2014	PX1
4.875% Notes due 2015	91324PAM4	$500,000,000	$30	101	137	2.625% due December 31, 2014	PX1
5.375% Notes due 2016	91324PAQ5	$750,000,000	$30	39	75	3.375% due November 15, 2019	PX1
6.000% Notes due 2017	91324PAW2	$500,000,000	$30	84	120	3.375% due November 15, 2019	PX1
6.000% Notes due 2017	91324PBC5	$250,000,000	$30	96	132	3.375% due November 15, 2019	PX1

(1)	Per $1,000 principal amount of notes accepted for purchase.

The following is a summary of the key terms of the tender offers:

•

The total consideration payable under the tender offers per $1,000 principal amount of each series of notes validly tendered (and not withdrawn) on or prior to 5:00 p.m., New York City time, on January 22, 2010, unless extended by UnitedHealth Group (the “early participation date”), and accepted for purchase by UnitedHealth Group will be at a price that results, as of the date of purchase, in a yield to the maturity date of each series of notes equal to the sum of:

(i)	the yield to maturity of the U.S. Treasury reference security listed in the table above for such notes based on the bid-side price of the respective U.S. Treasury reference security (the “reference yield”); plus

(ii)	a spread, which consists of the maximum spread in the Acceptable Bid Spread Range listed in the table above less the clearing spread premium, as determined pursuant to a modified “Dutch Auction,” minus accrued and unpaid interest thereon to, but not including, the payment date of the tender offers, which UnitedHealth Group currently expects to be February 4, 2010.

•

The reference yields will be set at 2:00 p.m., New York City time, two business days prior to the expiration date of the tender offers. The expiration date of the tender offers is set at 12:00 midnight, New York City time, on February 3, 2010, unless extended or earlier terminated by UnitedHealth Group.

•

The total consideration includes an early participation amount of $30.00 per $1,000 principal amount of notes validly tendered. UnitedHealth Group will pay the tender offer consideration, which equals the same total consideration less the early participation amount, for notes validly tendered after the early participation date and on or prior to the expiration date of the tender offers and accepted for purchase by UnitedHealth Group.

•

The clearing spread premium for all series of notes in each of the short-term offer and the intermediate-term offer will be the lowest single premium at which UnitedHealth Group will be able to accept tendered notes of all series in such offers in the aggregate principal amount of the applicable tender caps with bid premiums equal to or less than the lowest single premium. If the aggregate principal amount of notes tendered at or below the clearing spread premium is more than the applicable tender cap, then holders of the notes will be subject to proration (rounded downward such that holders receive notes in integral multiples of $1,000) as described in the company’s Offer to Purchase related to the tender offers.

•

Accrued and unpaid interest will be paid on all notes validly tendered and accepted for payment in the tender offers from the last interest payment date to, but not including, the payment date of the tender offers.

•

Tendered notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on January 22, 2010, unless extended by UnitedHealth Group. Notes tendered after the withdrawal date may not be withdrawn.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any notes. The tender offers are being made solely pursuant to an Offer to Purchase and related documents. The tender offers are not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither UnitedHealth Group, any Dealer Manager, nor the Information Agent and Depositary makes any recommendation as to whether holders should tender their notes pursuant to the tender offers. Holders must make their own decisions whether to tender notes and, if so, the principal amount of notes to tender.

UnitedHealth Group has retained BofA Merrill Lynch, Citi, J.P. Morgan and RBS as Dealer Managers for the tender offers. Global Bondholder Services Corp. is the Information Agent and Depositary for the tender offers.

For additional information regarding the terms of the tender offers, please contact: BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-4603 (collect), Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-3424 (collect) or RBS at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corp. at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free).

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: the outcome of health care reform, which could materially adversely affect our operating results, financial position and cash flows, including increasing our costs, subjecting us to new and potentially significant taxes, exposing us to expanded liability, requiring us to revise the ways in which we conduct business or putting us at risk for loss of business (our financial outlook does not account for any potential impact of health care reform on our businesses); our ability to effectively estimate, price for and manage our health care costs, including the impact of any new coverage requirements; the potential impact of the adverse conditions in the United States on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition), sources of liquidity, investment portfolio, and our results of operations; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; failure to comply with federal and state regulations affecting the health care industry; increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; regulatory and other risks associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs, including as a result of reduced payments to private plans offering Medicare Advantage; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third-party brokers, consultants and agents; failure to comply with restrictions on patient privacy and information security; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; the potential consequences of various governmental reviews and litigation matters related to our historical stock option practices; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; failure to complete or receive anticipated benefits of acquisitions; and potential downgrades in our credit ratings.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

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